John St. Wrba
                                                            Assistant Treasurer
                                                                   281-423-3337

                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                             NL Industries Announces
                      Completion of Tender Offers for Notes


     HOUSTON, TEXAS - June 18, 1998- NL Industries, Inc. (NYSE: NL) announced today the results of its offers to purchase on a pro rata basis up to $181.6 million aggregate principal amount of its outstanding 11-3/4% Senior Secured Notes due 2003 (Senior Notes) and accreted value of its outstanding 13% Senior Secured Discount Notes due 2005 (Discount Notes), for a cash purchase price equal to (i) in the case of the Senior Notes, 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date, and
(ii) in the case of the Discount Notes, 100% of the accreted value thereof as of the Purchase Date. The offers expired at 5:00 p.m. (New York City time) on June 17, 1998, and were not extended.

     Based on final reports provided by each of The Chase Manhattan Bank, N.A., as depositary for the Senior Notes, and State Street Bank & Trust Company, as depositary for the Discount Notes, bondholders had tendered and not withdrawn
(i) $6.0 million principal amount of Senior Notes, and (ii) $.1 million face amount ($.1 million accreted value as of the Purchase Date) of Discount Notes, all of which the Company accepted for purchase.

     Following the Company's purchase of the Notes, approximately $244.0 million principal amount of the Senior Notes and $175.2 million face amount of the Discount Notes remain outstanding.

     NL Industries, Inc. is a major international producer of titanium dioxide pigments.


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